EXHIBIT 99.1
CONTACTS: Mark Carter, VP and Investor Relations Officer (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE November 7, 2013

Snyder’s-Lance, Inc. Reports Results for Third Quarter 2013

•	Reports 2013 third quarter net revenue of $453 million, an increase of 11.4% over prior year

•	Reports 2013 third quarter earnings per diluted share of $0.32 excluding special items

•	Reports 2013 third quarter earnings per diluted share of $0.33 including special items

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - November 7, 2013 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its third quarter of 2013. Net revenue for the third quarter ended September 28, 2013 was $453 million, an increase of 11.4% compared to prior year net revenue of $407 million. Net income excluding special items in the third quarter of 2013 was $22.4 million, or $0.32 per diluted share, as compared to third quarter 2012 net income excluding special items of $19.2 million, or $0.28 per diluted share.  Net income was $22.9 million for the third quarter of 2013, or $0.33 per diluted share, compared to a net income of $17.8 million for the third quarter of 2012, or $0.26 per diluted share.  Special items for the third quarter of 2013 were $0.5 million in after-tax income primarily from the gain on the sale of assets associated with the consolidation of our Canadian manufacturing facilities.  Special items for the third quarter of 2012 were $1.4 million in after-tax expense which included expenses associated with the acquisition of Snack Factory and other merger related costs.

Net income excluding special items for the first nine months of 2013 was $59.1 million, or $0.84 per diluted share, a gain of 27% as compared to net income excluding special items of $45.7 million, or $0.66 per diluted share, for the first nine months of 2012.  Net income was $55.7 million for the first nine months of 2013, or $0.80 per diluted share, compared to net income of $51.3 million for the first nine months of 2012, or $0.74 per diluted share. Special items for 2013 include after-tax income from the gain on the sale of assets, impairment charges and a substantial self-funded medical expense. Special items for 2012 include after-tax gains on the sale of route businesses from the merger integration and after-tax expenses for other merger related expenses.

“Net revenue for core branded products was up 20%, driven by Snack Factory and core brand market share gains that were supported with increased advertising and social media marketing efforts, including a movie tie-in promotion,” commented Carl E. Lee, Jr., President and Chief Executive Officer. “We are pleased with our EPS performance in the third quarter of 2013 as we focus on finishing the year strong and building momentum as we head into 2014. With our continued focus on emphasizing core brands and widening margins, our team delivered solid results including continued benefits from our acquisition of Snack Factory® Pretzel Crisps® which posted significant year over year sales. In the third quarter, we were able to improve our gross margin as a percentage of net revenue on a higher mix of branded products, supported by good overall performance from our private brands team.”

Mr. Lee continued, “Looking ahead, we are excited about our product lineup for next year. We have a number of great new items and flavors in our core brands along with improvements in several of our more regional allied brands. This pipeline of innovation is very robust and we anticipate solid growth as we move into 2014. We also continue to grow our independent business owner (IBO) based distribution network, and have recently acquired additional routes in a key geography. Snyder’s-Lance is making progress on a number of fronts, and I want to thank everyone involved and especially our associates for their hard work and dedication that drives this company forward every day.”

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 29, 2013 to stockholders of record at the close of business on November 19, 2013.

2013 Estimates
The Company has updated its estimates for the full year 2013. The Company estimates that its net revenue for the full year 2013 will be up 9% to 10% and earnings per diluted share will increase between 25% and 30%, excluding special items, compared to 2012. Capital expenditures for 2013 are projected to be between $73 and $75 million.

Conference Call
Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 10:00 am eastern time on Thursday, November 7, 2013 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 3:00 pm on November 7 and midnight on November 14. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 90854513. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, Quitos™ and Padrinos® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; successful integration and realization of anticipated benefits of acquisitions; loss of key personnel; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; adulterated or misbranded products; disruptions to our supply chain or information technology systems; improper use of social media; changes in consumer preferences; distribution through independent business owners; inability to maintain existing markets or expand to other geographic markets; protection of trademarks and other proprietary intellectual rights; impairment in the carrying value of goodwill or other intangible assets; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement as a result of new information, future developments or otherwise.

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Nine Months Ended September 28, 2013 and September 29, 2012
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net revenue	$453,023	$406,565	$1,310,646	$1,198,808
Cost of sales	295,429	269,626	862,286	802,568
Gross margin	157,594	136,939	448,360	396,240

Selling, general and administrative	122,110	106,512	356,610	324,864
Impairment charges	—	80	1,900	207
Gain on sale of route businesses, net	(465)	(1,427)	(2,057)	(21,596)
Other (income)/expense, net	(5,099)	537	(8,603)	(124)
Income before interest and income taxes	41,048	31,237	100,510	92,889

Interest expense, net	3,742	1,692	10,702	6,258
Income before income taxes	37,306	29,545	89,808	86,631

Income tax expense	14,194	11,634	33,758	34,930
Net income	23,112	17,911	56,050	51,701
Net income attributable to noncontrolling interests	213	146	329	397
Net income attributable to Snyder’s-Lance, Inc.	$22,899	$17,765	$55,721	$51,304

Basic earnings per share	$0.33	$0.26	$0.80	$0.75
Weighted average shares outstanding – basic	69,459	68,598	69,243	68,268

Diluted earnings per share	$0.33	$0.26	$0.80	$0.74
Weighted average shares outstanding – diluted	70,294	69,526	70,013	69,190

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of September 28, 2013 (Unaudited) and December 29, 2012
(in thousands, except share data)

	September 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$16,702	$9,276
Accounts receivable, net of allowances of $2,300 and $2,159, respectively	152,266	141,862
Inventories	139,764	118,256
Prepaid income taxes	5,272	—
Deferred income taxes	9,361	11,625
Assets held for sale	22,707	11,038
Prepaid expenses and other current assets	26,492	28,676
Total current assets	372,564	320,733

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $351,985 and $331,053, respectively	344,746	331,385
Goodwill	536,655	540,389
Other intangible assets, net	519,517	531,735
Other noncurrent assets	23,139	22,490
Total assets	$1,796,621	$1,746,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$18,389	$20,462
Accounts payable	59,276	54,791
Accrued compensation	26,780	31,037
Accrued selling and promotional costs	15,097	16,240
Income tax payable	—	1,263
Other payables and accrued liabilities	32,511	30,830
Total current liabilities	152,053	154,623

Noncurrent liabilities:
Long-term debt	526,405	514,587
Deferred income taxes	182,830	176,037
Other noncurrent liabilities	28,607	29,310
Total liabilities	889,895	874,557

Commitments and contingencies

Stockholders’ equity:
Common stock, 69,508,697 and 68,863,974 shares outstanding, respectively	57,922	57,384
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	759,839	746,155
Retained earnings	73,324	50,847
Accumulated other comprehensive income	12,874	15,118
Total Snyder’s-Lance, Inc. stockholders’ equity	903,959	869,504
Noncontrolling interests	2,767	2,671
Total stockholders’ equity	906,726	872,175
Total liabilities and stockholders’ equity	$1,796,621	$1,746,732

SNYDER'S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 28, 2013 and September 29, 2012
(in thousands)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Operating activities:
Net income	$56,050	$51,701
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	44,805	39,255
Stock-based compensation expense	4,397	3,487
(Gain)/loss on sale of fixed assets, net	(1,022)	87
Gain on sale of route businesses	(2,057)	(21,596)
Impairment charges	1,900	207
Deferred income taxes	8,962	(7,419)
Changes in operating assets and liabilities, excluding business acquisitions	(38,562)	(5,938)
Net cash provided by operating activities	74,473	59,784

Investing activities:
Purchases of fixed assets	(55,874)	(55,962)
Purchases of route businesses	(26,798)	(27,747)
Proceeds from sale of fixed assets	4,552	8,185
Proceeds from sale of route businesses	25,004	88,672
Proceeds from sale of investments	921	—
Business acquisitions, net of cash acquired	(1,513)	—
Net cash (used in)/provided by investing activities	(53,708)	13,148

Financing activities:
Dividends paid to stockholders	(33,243)	(32,790)
Dividends paid to noncontrolling interests	(232)	(234)
Debt issuance costs	—	(567)
Issuances of common stock	10,514	10,741
Repurchases of common stock	(709)	(333)
Repayments of long-term debt	(16,279)	(1,647)
Net proceeds/(repayments) from revolving credit facilities	26,805	(59,869)
Net cash used in financing activities	(13,144)	(84,699)

Effect of exchange rate changes on cash	(195)	(274)

Increase/(decrease) in cash and cash equivalents	7,426	(12,041)
Cash and cash equivalents at beginning of period	9,276	20,841
Cash and cash equivalents at end of period	$16,702	$8,800

Supplemental information:
Cash paid for income taxes, net of refunds of $36 and $12,361, respectively	$29,056	$20,636
Cash paid for interest	$9,806	$5,801

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters and Nine Months Ended September 28, 2013 and September 29, 2012
(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Quarter Ended September 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$22,899	$0.326

Self-funded medical insurance claim	263	0.004
Gain on sale of Canadian assets	(799)	(0.012)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,363	$0.318

Quarter Ended September 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$17,765	$0.256

Merger related items	115	0.002
Snack Factory acquisition costs	304	0.004
Greenville closure costs	487	0.007
Gain on the sale of route businesses	(674)	(0.010)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	1,250	0.018

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$19,247	$0.277

	Net of Tax	Per Diluted Share
Nine Months Ended September 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$55,721	$0.796

Self-funded medical insurance claim	2,995	0.043
Impairment charges	1,192	0.017
Gain on sale of Canadian assets	(799)	(0.012)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$59,109	$0.844

Nine Months Ended September 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$51,304	$0.741

Merger related items	1,452	0.021
Snack Factory acquisition costs	304	0.004
Corsicana/Greenville closure costs	1,751	0.025
Gain on the sale of route businesses	(13,465)	(0.194)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	4,341	0.063

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$45,687	$0.660